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                                                                       Exhibit 5
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                                 September 14, 2000


American Community Bancshares, Inc.
2593 West Roosevelt Boulevard
Monroe, North Carolina  28111-0418

     RE:  Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to American Community Bancshares, Inc. (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of a minimum of 500,000 shares and a maximum of 1,000,000 shares (the "Shares") of the Company's Common Stock, $1.00 par value per share (the "Common Stock"). A portion of the Shares will be offered pursuant to a sales agency agreement by and between the Company and Wachovia Securities, Inc. (the "Sales Agency Agreement").

This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation SB under the Act.

We have examined the Articles of Incorporation and the Bylaws of the Company, minutes of meetings of the Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for the purposes of this opinion. We also have relied upon a certificate of an officer of the Company, dated of even date herewith, relating to the Registration Statement.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement and sold in part, in accordance with the Sales Agency Agreement, will be legally issued, fully paid and nonassessable.
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We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

The opinion expressed herein does not extend to compliance with federal and state securities law relating to the sale of the Shares.

This opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.


                              Yours very truly,

                              GAETA & GLESENER, P.A.



                              Anthony Gaeta, Jr.